                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-94221

Pricing Supplement No. 12 dated September 15, 2000
(To Prospectus Supplement dated January 27, 2000 and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION


                       Senior Medium-Term Notes, Series C
                               Floating Rate Notes

Principal Amount:                                                $100,000,000

CUSIP No.:                                                          15231EAY4

Type:                                                   Regular Floating Rate

Interest Rate Basis:                                            3 month LIBOR

Designated LIBOR Page:                                          Telerate 3750

Initial Interest Rate:                                                  7.21%

Original Issue Date:                                       September 20, 2000


Stated Maturity:                                           September 20, 2001

Price to Public (Issue Price per

$1,000 Principal Amount):                                             100.00%

Agent's Discount or Commission:                                      $150,000

Net Proceeds to Centex:                                           $99,850,000

Spread:                                                      +55 Basis Points

Interest Rate Reset Period:                                         Quarterly

Interest Determination Dates:                  Two London Business Days prior
                                                  to each Interest Reset Date

Interest Payment and Reset Dates:                      December 20, March 20,
                                                        June 20, September 20
                                               (commencing December 20, 2000)


     This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the $100,000,000 Senior Medium-Term Notes, Series C (the "Notes"), described herein through Banc One Capital Markets, Inc., as agent. It is expected that delivery of the Notes will be made against payment therefor on or about September 20, 2000.

     We may issue Senior Medium-Term Notes, Series C, and Subordinated Medium-Term Notes, Series C, under Registration Statement No. 333-94221 in a principal amount of up to $400,000,000 in gross proceeds and, to date, including this offering, an aggregate of $354,000,000 has been issued.